Exhibit 3.1

RESOLUTIONS OF

THE BOARD OF DIRECTORS OF

HOUSTON WIRE & CABLE COMPANY

WHEREAS, the NASDAQ Stock Market LLC (“Nasdaq”) has recently adopted a rule requiring that all securities listed on Nasdaq be eligible to participate in the Direct Registration System (the “DRS”) by to January 1, 2008;

WHEREAS, the stock of Houston Wire & Cable Company (the “Company”) is currently listed on Nasdaq, and the Board of Directors desires to amend the Company’s By-laws to ensure that the Company’s stock is eligible to participate in the DRS;

WHEREAS, the Nasdaq designation for the Company must be either “Eligible and Participating” or “Eligible and Not Participating” in the DRS by January 1, 2008; and

WHEREAS, the Company plans to achieve the “Eligible and Participating” designation by January 1, 2008;

NOW, THEREFORE, BE IT RESOLVED, that, Section 5.2 of the Company’s By-laws be, and it hereby is, amended to read in its entirety as follows:

5.2           Certificated and Uncertificated Shares.  Shares of stock of the Corporation may be represented by stock certificates or uncertificated, as provided under the General Corporation Law of the State of Delaware.  Every holder of stock of the Corporation, upon written request to the transfer agent or registrar of the Corporation, shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by him or her in the Corporation.  Each such certificate shall be signed by, or in the name of the Corporation by, the Chairman of the Board, the Chief Executive Officer or the President, and the Treasurer or the Secretary, of the Corporation.  Any or all of the signatures on the certificate may be a facsimile.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the By-Laws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

FURTHER RESOLVED, that Section 5.3 of the Company’s by-laws be, and it hereby is, amended to read in its entirety as follows:

5.3           Transfers.  Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the Corporation (a) in the case of shares of stock represented by a certificate, by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, or (b) in the case of uncertificated shares, on proper instructions from the holder of record of such shares or the holder’s legal representative, in either case with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require.  Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-Laws.

FURTHER RESOLVED, that any officer of the Company be, and each of them hereby is, authorized, directed and empowered, in the name and on behalf of the Company to take such actions and execute and deliver such certificates, instruments, notices and documents as may be required as any such officer shall deem necessary or appropriate to effect the purposes and intent of the foregoing recitals and resolutions, all such actions to be performed in such manner, and all such certificates, instruments, notices and documents to be executed and delivered in such form as the officer performing or executing the same shall approve, the approval of which shall be conclusively established by the execution and delivery thereof.